Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Celadon Group, Inc. (Company) on Form S-8 (File Nos. 333-14641, 333-42209, 333-42207, 333-31164, 333-131227, and 333-194017) of our report dated September 12, 2014, on our audit of the consolidated financial statements and financial statement schedules of the Company as of June 30, 2014, and for the year then ended, which report is included in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated September 12, 2014, on our audit of the internal control over financial reporting of Celadon Group, Inc. as of June 30, 2014, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
September 15, 2014

Return to Form 10-K